As filed with the Securities and Exchange Commission on September 20, 2016

Registration No. 333-122269

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ASHLAND GLOBAL HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	81-2587835
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

50 E. RiverCenter Boulevard

Covington, Kentucky 41011

(Address of principal registered offices) (Zip Code)

ASHLAND INC. DEFERRED COMPENSATION PLAN FOR EMPLOYEES (2005)

(Full title of the Plan)

Peter J. Ganz, Esq.

Senior Vice President, General Counsel and Secretary

50 E. RiverCenter Boulevard

Covington, Kentucky 41011

(Name and address of agent for service)

(859) 815-3333

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 (the “Amendment”) to the registration statement on Form S-8, Registration
No. 333-122269 of Ashland Inc., a Kentucky corporation (“Predecessor Registrant”) relating to 500,000 shares of the Predecessor Registrant’s common stock (the “Registration Statement”), is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”) by Ashland Global Holdings Inc., a Delaware corporation, as the successor registrant (the “Successor Registrant”) to the Predecessor Registrant. Such succession has occurred as part of the planned internal reorganization of the Predecessor Registrant by which a wholly-owned subsidiary of the Successor Registrant was merged into the Predecessor Registrant. The merger (the “Merger”) was effected on September 20, 2016 in accordance with the Agreement and Plan of Merger, dated May 31, 2016 by and between the Predecessor Registrant, the Successor Registrant and Ashland Merger Sub Corp. (the “Merger Agreement”). As a result of the Merger, the Successor Registrant has become the parent holding company of the Predecessor Registrant.

The Merger was approved by the shareholders of the Predecessor Registrant at a special meeting of the Predecessor Registrant’s shareholders held on September 7, 2016. Pursuant to the Merger, the outstanding shares of the Predecessor Registrant’s common stock were exchanged on a one-for-one basis for shares of the Successor Registrant’s common stock. As a result, the shares of common stock of the Successor Registrant were owned, immediately after the Merger, by the Predecessor Registrant’s shareholders in the same proportion as their ownership of the Predecessor Registrant’s shares of common stock immediately prior to the Merger. Each person that held rights to purchase or otherwise acquire shares of common stock of the Predecessor Registrant under any stock appreciation right, performance share award, restricted share award, restricted stock unit, common stock unit, deferred stock unit, option or other incentive award or deferral covering shares of the common stock of the Predecessor Registrant, whether vested or not vested, that are outstanding under each equity incentive or deferred compensation plan of the Predecessor Registrant immediately prior to the Merger holds rights to purchase or otherwise acquire a corresponding number of shares of common stock of the Successor Registrant.

The Successor Registrant is a publicly traded company with reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is the successor issuer to the Predecessor Registrant pursuant to Rule 12g-3(a) thereunder. The Successor Registrant’s common stock is listed on the New York Stock Exchange under the same ticker symbol formerly used by the Predecessor Registrant, “ASH”. The Merger did not result in any material changes in the business, offices, assets, liabilities, obligations, net worth, directors, officers or employees of the Successor Registrant as compared to the Predecessor Registrant. The Successor Registrant continues to maintain its principal executive offices at 50 E. RiverCenter Boulevard, Covington, Kentucky 41011. In connection with the Merger, the Successor Registrant assumed the Predecessor Registrant’s obligations under the Ashland Inc. Deferred Compensation Plan for Employees (2005).

In accordance with paragraph (d) of Rule 414 under the Securities Act, the Successor Registrant hereby expressly adopts the Registration Statement as its own registration statement except to the extent amended by this Amendment, for all purposes of the Securities Act and the Exchange Act.

This Post-Effective Amendment No. 2 to the Registration Statement shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) by the Successor Registrant or the Predecessor Registrant are incorporated by reference in this registration statement:

(a)	The Predecessor Registrant’s Annual Report on Form 10-K filed on November 20, 2015, which contains audited financial statements for the Predecessor Registrant’s fiscal year ended September 30, 2015;

(b)	All other reports filed by the Predecessor Registrant or the Successor Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Predecessor Registrant’s Annual Report referred to in (a) above; and

(c)	The Successor Registrant’s Amended and Restated Certificate of Incorporation filed on August 3, 2016 as Annex II to the Successor Registrant’s Registration Statement on Form S-4 (the “Certificate”), in which are described the terms, rights and provisions applicable to the Successor Registrant’s outstanding Common Stock.

All reports and definitive proxy or information statements filed by Successor Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, a report furnished on Form 8-K shall not be incorporated by reference herein unless expressly done so. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

A. Indemnification

The General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any individual made, or threatened to be made, a party to any type of proceeding because he or she is or was an officer, director, employee or agent of the corporation, or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. In the case of an action brought by or in the right of the corporation, known as a derivative action, indemnification will be denied if the individual is liable to the corporation, unless otherwise determined by a court.

A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified.

In general, the Successor Registrant’s Certificate permits, and Successor Registrant’s Amended and Restated By-laws (the “By-laws”) require, such indemnification with respect to directors and officers, to the fullest extent permitted under Delaware or other applicable law. The Successor Registrant is required by its By-laws to advance expenses that will be incurred by a director or officer of the Successor Registrant.

B. Limitations on Directors’ Liability

The DGCL permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provision may not limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

The Successor Registrant’s Certificate provides that, to the fullest extent that the DGCL or any other law of the State of Delaware permits the limitation or elimination of the liability of directors, no director of the Successor Registrant shall be liable to the Successor Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director.

C. Contracts

The Successor Registrant expects to enter into indemnification agreements with each of its directors that require indemnification to the fullest extent permitted by law (as described above), subject to certain exceptions and limitations.

D. Insurance

Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of directors, officers, employees or agents of the corporation, who are or were serving in that capacity, against liability asserted against or incurred in that capacity or arising from that status, whether or not the corporation would have power to indemnify against the same liability.

The Successor Registrant expects to purchase insurance substantially concurrently with or shortly after the Merger which insures (subject to certain terms and conditions, exclusions and deductibles) the Successor Registrant against certain costs that it might be required to pay by way of indemnification to directors or officers under the Successor Registrant’s organizational documents, indemnification agreements or otherwise, and protects individual directors and officers from certain losses for which they might not be indemnified by the Successor Registrant. In addition, the Successor Registrant has purchased insurance that provides liability coverage (subject to certain terms and conditions, exclusion and deductibles) for amounts that the Successor Registrant or the fiduciaries under their employee benefit plans, which may include its respective directors, officers and employees, might be required to pay as a result of a breach of fiduciary duty.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit Number	Exhibit

2.1	Agreement and Plan of Merger, dated May 31, 2016, by and between Ashland Global Holdings Inc., Ashland Inc. and Ashland Merger Sub Corp. (incorporated by reference to Exhibit 2.1 to the Predecessor Registrant’s Current Report on Form 8-K filed on May 31, 2016 (SEC File No. 001-32532)).

3.1	Amended and Restated Articles of Incorporation of Ashland Global Holdings Inc. (incorporated by reference to Annex II to Ashland Global Holdings Inc.’s Registration Statement on Form S-4 filed on August 3, 2016 (filed as Exhibit 3.1 to the Successor Registrant’s Form 8-K filed on September 20, 2016 (SEC File No. 001-32532), and incorporated by reference herein).

3.2	Amended and Restated By-laws of Ashland Global Holdings Inc. (filed as Exhibit 3.2 to the Successor Registrant’s Form 8-K filed on September 20, 2016 (SEC File No. 001-32532), and incorporated by reference herein).

4.1	Amended and Restated Ashland Inc. Deferred Compensation Plan for Employees (2005) (as assumed by Ashland Global Holdings Inc.).

5.1	Opinion and consent of Cravath, Swaine & Moore LLP.

10.1	Assumption Agreement dated September 20, 2016 by and between Ashland Global Holdings Inc. and Ashland Inc.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Hamilton, Rabinovitz & Associates, Inc.

23.4	Consent of Cravath, Swaine & Moore LLP is contained in Exhibit 5.1.

24.1	Power of Attorney.

Item 9. Undertakings

A. The Successor Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offered range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Successor Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the plan.

B. The Successor Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Successor Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Successor Registrant pursuant to the indemnification provisions summarized in Item 6 above, or otherwise, the Successor Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Successor Registrant of expenses incurred or paid by a director, officer or controlling person of the Successor Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Successor Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Successor Registrant has duly caused this Post-Effective Amendment No. 2 to Registration Statement No. 333-122269 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Covington, Commonwealth of Kentucky, on September 20, 2016.

ASHLAND GLOBAL HOLDINGS INC.

By:	/s/ Peter J. Ganz
Peter J. Ganz
Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

* William A. Wulfsohn	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	September 20, 2016

* J. Kevin Willis	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	September 20, 2016

* J. William Heitman	Vice President and Controller (Principal Accounting Officer)	September 20, 2016

* Brendan M. Cummins	Director	September 20, 2016

* William G. Dempsey	Director	September 20, 2016

* Stephen F. Kirk	Director	September 20, 2016

* Vada O. Manager	Director	September 20, 2016

* Barry W. Perry	Director	September 20, 2016

* Mark C. Rohr	Director	September 20, 2016

* George A. Schaefer, Jr.	Director	September 20, 2016

* Janice J. Teal	Director	September 20, 2016

* Michael J. Ward	Director	September 20, 2016

*	The undersigned, by signing his name hereto, executes this Post-Effective Amendment No. 2 pursuant to a power of attorney executed by the above-named persons and filed with the Securities and Exchange Commission as an Exhibit to this Post-Effective Amendment No. 2.

*By:	/s/ Peter J. Ganz
Peter J. Ganz
Attorney-in-Fact
September 20, 2016

EXHIBIT INDEX

Exhibit Number	Exhibit

2.1	Agreement and Plan of Merger, dated May 31, 2016, by and between Ashland Global Holdings Inc., Ashland Inc. and Ashland Merger Sub Corp. (incorporated by reference to Exhibit 2.1 to the Predecessor Registrant’s Current Report on Form 8-K filed on May 31, 2016 (SEC File No. 001-32532)).

3.1	Amended and Restated Articles of Incorporation of Ashland Global Holdings Inc. (filed as Exhibit 3.1 to the Successor Registrant’s Form 8-K filed on September 20, 2016 (SEC File No. 001-32532), and incorporated by reference herein).

3.2	Amended and Restated By-laws of Ashland Global Holdings Inc. (filed as Exhibit 3.2 to the Successor Registrant’s Form 8-K filed on September 20, 2016 (SEC File No. 001-32532), and incorporated by reference herein).

*4.1	Amended and Restated Ashland Inc. Deferred Compensation Plan for Employees (2005) (as assumed by Ashland Global Holdings Inc.).

*5.1	Opinion and consent of Cravath, Swaine & Moore LLP.

*10.1	Assumption Agreement dated September 20, 2016 by and between Ashland Global Holdings Inc. and Ashland Inc.

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of PricewaterhouseCoopers LLP.

*23.3	Consent of Hamilton, Rabinovitz & Associates, Inc.

*23.4	Consent of Cravath, Swaine & Moore LLP is contained in Exhibit 5.1.

*24.1	Power of Attorney.

*	Filed Herewith.